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                                                                    Exhibit 23.1



                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-3 of our reports dated November 17, 1999, relating to the consolidated financial statements and the financial statement schedule of Brooks Automation, Inc., which appear in the Brooks Automation, Inc. Annual Report on Form 10-K for the year ended September 30, 1999. We also consent to the incorporation by reference of our reports dated December 27, 1999 relating to the financial statements of AutoSimulations, Inc. and Auto-Soft Corporation, which appear in Amendment No. 1 to the Current Report on Form 8-K/A of Brooks Automation, Inc. dated February 14, 2000. We also consent to the reference to us under the heading "Experts" in such Registration Statement.




PricewaterhouseCoopers LLP
Boston, Massachusetts
February 17, 2000